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                                                                  Exhibit (a)(8)

                             Pathmark Stores, Inc.

                                 March 8, 1999

Mr. James L. Donald
Pathmark Stores, Inc.
200 Milik Street
Carteret, New Jersey  07008

Dear Jim:

          In order to provide you with an incentive to remain employed by Pathmark Stores, Inc., a corporation organized under the laws of Delaware (the "Company"), and to continue to perform services as a director and officer of the Company during the period prior to a Sale of the Company (as defined below) and to encourage you to continue in the employ of the Company for a specified period of time after such sale, subject to the approval of a majority of seventy-five percent of the stockholders of the Company, Supermarkets General Holdings Corporation, SMG-II Holdings Corporation ("Holdings") and PTK Holdings, Inc. as provided in Section 6(a) below, you and the Company hereby agree as follows (the "Agreement"):

          1.   Equity Rights Exchange Option.  In the event an Agreement Date
               -----------------------------
(as defined below) occurs prior to August 31, 1999, you shall have the opportunity to elect, according to the terms set forth herein (the "Election"), to relinquish any and all present and future rights you have or may have to the Equity Strip and the Option (as such terms are defined in the employment agreement, dated October 8, 1996, among Holdings, the Company and you (the "Employment Agreement")) in exchange for the payments described in Section 4 below. The provisions of this Section 1 will not apply if your employment with the Company ends for any reason prior to a Sale of the Company.

          2.   Sale of the Company.
               -------------------

          (a)  Events Constituting a Sale of the Company.  "Sale of the Company"
               -----------------------------------------
shall be deemed to have occurred on the date (the "Closing Date") that Holdings or any subsidiary thereof consummates any of the transactions described in this
Section 2:

          (i) any transaction through which an Independent Third Party (as defined below) directly acquires, in exchange for cash, stock or property, fifty percent or more of the aggregate equity securities of Holdings of which the MLCP Investors and the Equitable Investors (as defined in the Amended and Restated Stockholders Agreement among Holdings and its Stockholders, dated January 22,
1998) (together, the "Stockholders") are Beneficial Owners (as defined below) as of the Effective Date; and

          (ii) any transaction through which an Independent Third Party that is engaged in any business that is classified within Section 42, Section 44, or
Section 45 of the
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1997 edition of the U.S. government publication North American Industry
Classification System, (A) becomes the Beneficial Owner of fifty percent or more of the outstanding equity securities of the Company in exchange for cash, stock or property or (B) acquires all or substantially all of the assets of the Company.

          For purposes of this Agreement the following terms shall have the definitions provided below:

          "Agreement Date" shall mean the date that Holdings or any subsidiary thereof enters into a binding agreement the end result of which shall be a Sale of the Company;

          "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended;

          "Buyer" shall mean any Independent Third Party that engages in a Sale of the Company as defined above; and

          "Independent Third Party" shall mean any entity other than any of the Stockholders or any entity controlled by or under common control with any of the Stockholders.

          (b)  Events Not Constituting a Sale of the Company.   A Sale of the
               ---------------------------------------------
Company shall not include any change of ownership resulting from either (i) a public offering of any of the securities of the Holdings or any of its subsidiaries pursuant to an effective registration statement under the Securities Act of 1933, as amended or (ii) any private placement of any of the securities of Holdings or any of its subsidiaries.

          3.   Timing and Manner of Election.   In the event that an Agreement
               -----------------------------
Date occurs prior to August 31, 1999 while you are actively employed by the Company, as soon as practicable thereafter, the Company shall notify you in writing of such Agreement Date (the "Company Notice") and the approximate Closing Date. In the event you desire to make the Election, you must notify the Company in writing of your intention to make the Election within five business days following your receipt of the Company Notice and surrender to the Company for cancellation any stock certificates held by you in connection with the Equity Strip. The Election, once made, may not be revoked by you without the approval of the Board of Directors of the Company (the "Board").

          4.   Consummation of the Transaction.
               -------------------------------

          (a)  Successful Consummation of a Sale of the Company.  Subject to the
               ------------------------------------------------
provisions of Section 4(d), you shall become entitled to receive the payments described in this Section 4 if (i) you properly exercise the Election pursuant to the terms of Section 3 above, (ii)

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the Sale of the Company is consummated on the Closing Date and (iii) you continue to be employed by the Company on the Closing Date.

          (b)   Sale Bonus.  On the Closing Date, the Company shall pay you, or
                ----------
cause to be paid to you, a lump sum cash amount of $2,000,000 (the "Sale
Bonus").

          (c)   Supplemental Sale Bonus. In addition to the Sale Bonus, you will
                -----------------------
be eligible to receive a supplemental sale bonus equal to $7,200,000 (the "Supplemental Sale Bonus").

          (d)   Payment of Supplemental Sale Bonus.  The Supplemental Sale Bonus
                ----------------------------------
will be paid to you as indicated in this Section 4(d); provided, however, that the parties hereto acknowledge and agree that the Buyer may, in its discretion, guaranty payment of the Supplemental Sale Bonus to you in writing, at which time the Escrow Agreement shall terminate and the amount deposited in the escrow account shall be distributed to the Company.

          (i) If you enter into a Reasonable Employment Contract (as defined below) with the Buyer on or before the Closing Date, on the Closing Date, the Company shall deposit the Supplemental Sale Bonus in escrow, as described in Section 4(f) below. You will be paid the Supplemental Sale Bonus within thirty days after the earlier of (A) the second anniversary of the Closing Date, provided that on such anniversary you continue in the employ of the Company or the Buyer, and (B) subject to your compliance with the notice provisions of the escrow agreement included here as Annex A (the "Escrow Agreement"), the date your employment with the Buyer or the Company ends as a result of your termination without Cause, resignation for Good Reason, death or disability (as such terms are defined in the Reasonable Employment Contract).

          (ii) If the Buyer does not offer you a Reasonable Employment Contract on or before the Closing Date and you are not employed by the Company or the Buyer in any capacity on the Closing Date, the Company shall pay you, at your discretion, either (A) the Supplemental Sale Bonus in a lump sum cash amount within thirty days after the Closing Date or
          (B) your severance package as described in your Employment Agreement; provided, however, that if you subsequently become employed by the Company or the Buyer at any time after the Closing Date, you shall receive the Supplemental Sale Bonus in accordance with the terms of
          Section 4(d)(i) or 4(d)(iii), as applicable, and you hereby agree to reimburse the Company for any amount paid to you under this Section 4(d)(ii). You shall notify the Company in writing immediately after the Closing Date of your election.

          (iii) If the Buyer does not offer you a Reasonable Employment Contract on or before the Closing Date and you continue to be employed by the Company or the

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          Buyer on such date, on the Closing Date the Company shall deposit the
          Supplemental Sale Bonus in escrow, as described in Section 4(f) below. You will be paid the Supplemental Sale Bonus within thirty days after the earlier of (A) subject to your compliance with the notice provisions of the Escrow Agreement, your termination of employment by the Buyer for any reason, (B) the date of your death, (C) the date during the thirty-day period beginning six months after the Closing Date that you resign from your employment with the Company for any reason and (D) the second anniversary of the Closing Date, provided that on such anniversary you continue in the employ of the Company or the Buyer on such anniversary date.

          (e)   Forfeiture of Supplemental Sale Bonus.  You will forfeit the
                -------------------------------------
Supplemental Sale Bonus immediately in the event that (i) the Buyer offers you a Reasonable Employment Contract and you refuse to execute it on or prior to the Closing Date, (ii) you enter into a Reasonable Employment Contract with the Buyer and either resign your employment with the Buyer, other than for Good Reason or are terminated for Cause prior to the second anniversary of the Closing Date or (iii) you resign from your employment with the Company (for any reason other than for "good reason"), become deceased, or are terminated by the Company for "cause" or as a result of your "disability" (as such terms are defined in the Employment Agreement) prior to the Closing Date.

          (f)   Escrow Account. On the Closing Date, in the event that you
                --------------
become eligible to receive the Supplemental Sale Bonus in the manner described in Section 4(d)(i) or Section 4(d)(iii), the Supplemental Sale Bonus will be contemporaneously delivered to an escrow agent designated by mutual agreement of the parties to this Agreement and shall be held by the escrow agent pursuant to the terms of the Escrow Agreement attached hereto as Annex A.

          (g)   Reasonable Employment Contract.  An employment contract between
                ------------------------------
you and the Buyer shall be a "Reasonable Employment Contract" only if either the Buyer expressly agrees to assume the Employment Agreement or all of the following apply:

          (i) the contract is in writing and signed in substantially final form on or prior to the Closing Date; provided, however, that this
          Section 4(g)(i) shall not apply to the extent the Compensation Committee of the Board (the "Committee") resolves that the Buyer was not at fault in causing any delay that may have occurred;

          (ii) the contract provides a base salary and annual bonus opportunity that are equal to or greater than those you enjoyed immediately prior to the Closing Date;

          (iii) the contract is effective for a period of not less than two years and provides for a minium of two years of base salary continuation in the event of

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          your resignation for Good Reason or your termination by the Buyer without Cause (as such terms are defined below);

          (iv) the contract provides that during its term you will have either day to day responsibility for the operation and management of the Company or such greater responsibilities as you and the Buyer may agree;

          (v) the contract includes definitions of cause and good reason that are reasonable and fair as determined in the sole discretion of the Committee (which terms shall hereinafter be referred to as "Cause" and "Good Reason"); and

          (vi) the Committee resolves that the contract is a Reasonable Employment Contract.

          (h)  Early Termination. In the event of your termination of employment
               -----------------
with the Company or the Buyer for any reason prior to the second anniversary of the Closing Date, you shall provide notification of such termination to the escrow agent as required in the Escrow Agreement. In the event of a dispute between you and the Buyer regarding the nature of your termination or resignation, such dispute shall be resolved in accordance with the Reasonable Employment Contract and the Supplemental Sale Bonus shall be held in the escrow account until there is a final judicial or arbitral determination regarding such termination or resignation or you and the Buyer otherwise resolve the dispute.

          (i)  Determinations by the Company.  The determination of whether a
               -----------------------------
Sale of the Company has occurred and the nature of the Sale of the Company, the Sale Price, the Threshold Amount, the Sale Bonus and the Supplemental Sale Bonus shall be made in good faith by the Board immediately prior to the Closing Date and, absent manifest error, shall be final and binding on you and the Company. You hereby acknowledge and agree that if you have made the Election, then, immediately prior to the Closing Date and without any further action on the part of the Company, you shall automatically forfeit any present or future rights you have or may have in the Equity Strip and the Option under the Employment Agreement.

          (j)  Failure to Close.   In the event that, after you make the
               ----------------
Election, the Closing Date fails to occur for any reason the Company shall notify you in writing of such circumstance, and as of the date of the Company's notice to you of the failure of the transaction, the Election shall lapse and become void and any stock certificates you surrendered pursuant to Section 3 above will immediately be reissued to you by the Company. All rights you hold or may in the future hold with respect to the Equity Strip and the Option will continue in effect in accordance with the original terms thereof. In the event that the Holdings or any of its subsidiaries enters into a subsequent binding agreement to engage in a Sale of the Company, the terms of this Agreement shall remain applicable and you may choose to make the Election with respect to such transaction according to the terms hereof.

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          5.   Notice.  For the purpose of this Agreement, notices and all other
               ------
communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, sent by telecopier or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Corporate Secretary, Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telecopier: (732) 499-3460, with a copy to the General Counsel of the Company, or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          6.   Miscellaneous.
               -------------

          (a)  Stockholder Approval.  This Agreement shall become effective only
               --------------------
if it is approved by a majority of seventy-five percent of the stockholders of Holdings, Supermarkets General Holdings Corporation, PTK Holdings, Inc. and the Company within ninety days after date first shown above. In the event that such stockholders do not approve this Agreement, on the ninetieth day after the date of this Agreement, it shall automatically lapse and become void.

          (b)  Enforceability; Beneficiaries.  This Agreement shall be binding
               -----------------------------
upon and inure to the benefit of you (and your personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

          (c)  No Rights to Continued Employment. Neither this Agreement nor any
               ---------------------------------
of the rights or benefits evidenced hereby shall confer upon you any right to continuance of employment by the Company or interfere in any way with the right of the Company to terminate your employment, subject to the provisions of
Section 5 above, for any reason, with or without Cause.

          (d)  Amendments, Waivers, Superceding Agreement.  No provision of this
               ------------------------------------------
Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and in the event that you make the Election, this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof, including, without limitation, the Stock Award Agreement between you and Holdings dated October 8, 1996 and the Stock Option Agreement between you and Holdings of the same date.

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          (e) Counterparts.  This Agreement may be executed in counterparts,
              ------------
each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (f) Withholding.  Amounts paid to you hereunder shall be subject to
              -----------
all applicable federal, state and local wage withholdings.

          (g) Headings.  The headings contained in this Agreement are intended
              --------
solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (h) Governing Law.  The validity, interpretation, construction and
              -------------
performance of this Agreement shall be governed by the laws of the State of New Jersey applicable to contracts entered into and performed in such state.

          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                    Sincerely,

                                    PATHMARK STORES, INC,


                                    By /s/ Marc A. Strassler
                                      --------------------------
                                      Name:  Marc A. Strassler
                                      Title: Senior Vice President and
                                              General Counsel


Agreed to as of this 8th day of March, 1999.

/s/ James L. Donald
-------------------------------
       James L. Donald

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